EX-77.(e)(1)

                               AMENDED APPENDIX A
                                       TO
                        INVESTMENT SUBADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                  AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

Portfolios                                                Annual Subadviser Fee
----------                                                ---------------------
                                                (as a percentage of average daily net assets)
ING American Century Large Company Value
Portfolio and ING American Century Select        0.40% on the first $500 million of assets(2)
Portfolio(1)                                       0.35% on the next $500 million of assets
                                                    0.30% on assets in excess of $1 billion
ING American Century Small-Mid Cap Value
Portfolio                                               0.65% on the first $50 million
                                                        0.60% on the next $50 million
                                                        0.55% on the next $100 million
                                                        0.50% on the next $50 million
                                                       0.45 % on the next $100 million
                                                          0.40 % on assets thereafter


(1) These Portfolios and any other large cap U.S. equity portfolios managed by Adviser and sub-advised by Subadviser will be combined and assets aggregated to determine the Annual Subadviser Fee.

(2) The Annual Subadviser Fee on the first $500 million will be reduced to 0.35% if Adviser's cumulative U.S. large cap assets under management sub-advised by Subadviser exceed $650 million.

                               AMENDED APPENDIX A

                                  Fee Schedule

For the services provided by the Subadviser to the following series of ING Partners, Inc., pursuant to the attached Investment Sub-Advisory Agreement, the Adviser will pay the Subadviser a fee, computed daily and payable monthly, based on the average daily net assets of the series at the following annual rates of the average daily net assets of the series:

SERIES                                          RATE

ING JPMorgan International Portfolio            0.50% on the first $100 million
                                                0.40% on the next $100 million
                                                0.35% on the next $150 million
                                                0.30% on assets thereafter

If the Adviser or any of its affiliates appoints the Subadviser or any of its affiliates to manage another portfolio(s) following the Subadviser's "EAFE PLUS" investment strategy ("New Portfolio"), the assets of the New Portfolio will be aggregated with the assets of the Series in calculating the Subadviser's fee at the above stated rate.